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                                  Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT              JURISDICTION OF INCORPORATION

UniComp U.K. Holdings, Limited              United Kingdom

ICS Computing Group Limited                 United Kingdom

CI Computer Software Limited                United Kingdom

Unibol Limited                              United Kingdom

Computer Maintenance Ireland Limited        United Kingdom

CEM Computers Limited                       United Kingdom

Aurora UniComp Limited                      United Kingdom

ICS Computing Limited                       United Kingdom

UniComp IOM Limited                         Isle of Man

Industrial Computing Machines Limited       Ireland

Smoky Mountain Technologies, Inc.           North Carolina

Novatek Corporation                         Florida

Sun and Sky Development Corporation         Florida

Arccom Management Systems, Inc.             Georgia
         (d/b/a Unibol, Inc.)

UniComp Systems, Inc.                       Texas